Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-164608 on Form S-3 of our report dated March 26, 2010, relating to the consolidated financial statements of America First Tax Exempt Investors, L.P. and subsidiaries, which report expressed an unqualified opinion on those financial statements and includes an explanatory paragraph relating to management’s estimates for investments without readily determinable fair values and the Company's retrospective adoption of guidance related to noncontrolling interests in consolidated financial statements effective January 1, 2009, and our report dated March 26, 2010, relating to the effectiveness of America First Tax Exempt Investors, L.P. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of America First Tax Exempt Investors L.P. and subsidiaries for the year ended December 31, 2009, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Omaha, Nebraska
April 5, 2010